Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES THIRD QUARTER
FISCAL 2022 RESULTS
HILLIARD, Ohio – (February 3, 2022) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and on-site septic waste water industries today announced financial results for the fiscal third quarter ended December 31, 2021.
Third Quarter Fiscal 2022 Results
•Net sales increased 47.1% to $715.4 million
•Net income increased 37.8% to $74.5 million
•Adjusted EBITDA (Non-GAAP) increased 26.9% to $176.2 million
Year-to-Date Fiscal 2022 Results
•Net sales increased 35.9% to $2,091.1 million
•Net income increased 11.0% to $227.9 million
•Adjusted EBITDA (Non-GAAP) increased 7.4% to $507.5 million
•Cash provided by operating activities of $193.8 million
•Free cash flow (Non-GAAP) of $93.5 million
Scott Barbour, President and Chief Executive Officer of ADS commented, "We achieved another quarter of record revenue and Adjusted EBITDA results in the third quarter of fiscal 2022, with results coming in slightly ahead of plan. Sales growth of 47% was driven by favorable pricing at both ADS and Infiltrator, as well as double-digit volume growth in the domestic construction markets. We capitalized on strong demand across our product portfolio and geographic footprint, particularly in priority states such as Florida, Texas and Virginia. Leading indicators support continued strength in demand for the foreseeable future as we work through record-high levels of backlog."

Barbour continued, "The favorable top line growth we achieved in the third quarter offset inflationary cost pressure on materials, transportation and labor. However, the pressure from labor shortages and absenteeism related to the COVID variant continued to impact our manufacturing and transportation operations. The actions we previously took to simplify production processes and increase production rates are going well, improving service levels to customers overall."

"In the fourth quarter, we will ramp up new production equipment at both ADS and Infiltrator. The new equipment coming online will modestly benefit fourth quarter production, with a larger impact in the next fiscal year. These investments will allow us to bring down high backlog levels and service the strong demand we see in our end markets, particularly in key growth regions like the southeast United States."

Barbour concluded, "Finally, our demand environment, strong backlog, favorable pricing and progress on the continuous improvement initiatives give us confidence in today's increased sales targets and reaffirmed Adjusted EBITDA guidance. We will stay focused on executing the fiscal year 2022 plan and continue to work through the labor availability and supply chain issues we face in the market today."
Third Quarter Fiscal 2022 Results
Net sales increased $229.2 million, or 47.1%, to $715.4 million, as compared to $486.1 million in the prior year quarter. Domestic pipe sales increased $145.8 million, or 57.4%, to $400.0 million. Domestic allied products & other sales increased $37.9 million, or 34.5%, to $147.5 million. Infiltrator sales increased $50.3 million, or 51.1%, to $148.7 million. These increases were driven by double-digit sales growth in the U.S. construction end markets. International sales increased $10.5 million, or 23.1%, to $55.8 million, driven by strong sales growth in the Canadian, Mexican and Exports businesses.
Gross profit increased $40.5 million, or 24.0%, to $209.0 million as compared to $168.5 million in the prior year. The increase in gross profit is primarily due to the increase in sales volume and favorable pricing on pipe, on-site septic and allied products. These increases were partially offset by inflationary cost pressure on materials, transportation and labor, as well as an increase in the use of third-party logistics services. Labor shortages and absenteeism related to COVID-19 remain a challenge in both manufacturing and transportation operations.

Adjusted EBITDA (Non-GAAP) increased $37.3 million, or 26.9%, to $176.2 million, as compared to $138.9 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 24.6% as compared to 28.6% in the prior year.
Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Employee Stock Ownership Plan (ESOP)
On February 2, 2022, the ADS Board of Directors passed a resolution authorizing a $0.3 million Company cash contribution to the ESOP for the ESOP to repay the remaining balance of its ESOP loan on March 31, 2022, one year ahead of the ESOP loan’s March 31, 2023 maturity date. Effective March 31, 2022, the remaining balance on the Company's ESOP loan will be repaid in full, and the remaining shares of unallocated preferred stock will be allocated to participants of the ESOP. Within thirty days following this ESOP loan repayment, the 16.1 million shares of preferred stock outstanding as of January 27, 2022 will convert to 12.4 million shares of common stock, resulting in additional stock-based compensation expense of $30 million to $35 million. Starting in the fiscal year ending March 31, 2023, ADS will make matching 401(k) contributions for eligible employees, resulting in estimated incremental compensation expense of approximately $8 million to $10 million annually.
For additional information on the Company's ESOP, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2021, and other reports filed by the Company with the SEC. Additional information related to this transaction will be included in a Current Report on Form 8-K, which the Company intends to file with the SEC after market-close today.

Year-to-Date Fiscal 2022 Results
Net sales increased $552.2 million, or 35.9%, to $2,091.1 million, as compared to $1,539.0 million in the prior year. Domestic pipe sales increased $338.6 million, or 41.3%, to $1,158.6 million. Domestic allied products & other sales increased $75.7 million, or 22.0%, to $420.2 million. Infiltrator sales increased $114.8 million, or 37.4%, to $421.3 million. These increases were driven by double-digit sales growth in both the U.S. construction and agriculture end markets. International sales increased $54.3 million, or 41.6%, to $184.8 million, driven by double-digit sales growth in the Canadian, Mexican and Exports businesses.
Gross profit increased $47.3 million, or 8.4%, to $610.2 million as compared to $562.9 million in the prior year. The increase is primarily due an increase in sales volume and favorable pricing on pipe, on-site septic and allied products. These increases were partially offset by inflationary cost pressure on materials, transportation and labor, as well as an increase in the use of third-party logistics services. Labor shortages and absenteeism related to COVID-19 remain a challenge in both manufacturing and transportation operations.
Adjusted EBITDA (Non-GAAP) increased $35.1 million, or 7.4%, to $507.5 million, as compared to $472.4 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 24.3% as compared to 30.7% in the prior year.
Balance Sheet and Liquidity
Net cash provided by operating activities was $193.8 million, as compared to $448.8 million in the prior year. Free cash flow (Non-GAAP) was $93.5 million, as compared to $391.1 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $948.9 million as of December 31, 2021, an increase of $302.4 million from March 31, 2021.
ADS had total liquidity of $226 million, comprised of cash of $22 million as of December 31, 2021 and $204 million of availability under committed credit facilities. As of December 31, 2021, the Company’s leverage ratio was 1.6 times.
In the nine months ended December 31, 2021, the Company repurchased 2.6 million shares of its common stock for a total cost of $292.0 million. As of December 31, 2021, the Company had utilized all of the common stock repurchase authorization. In a separate press release issued today, the Company announced a new $1 billion share repurchase authorization for open market share repurchases.
Fiscal 2022 Outlook
Based on current visibility, backlog of existing orders and business trends, the Company raised its net sales targets for fiscal 2022. Net sales are now expected to be in the range of $2.675 billion to $2.725 billion. Adjusted EBITDA is unchanged and expected to be in the range of $635 to $665 million. Capital expenditures are expected to be in the range of $130 million to $150 million.
Webcast Information

The live webcast will be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. Participants may also register for this conference call by copy and pasting the following text into your browser: http://www.directeventreg.com/registration/event/9136768. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call. An archived version of the webcast will be available following the call.
About the Company
Advanced Drainage Systems is a leading provider of innovative water management solutions in the stormwater and on-site septic wastewater industries, providing superior drainage solutions for use in the construction and agriculture marketplace. For over 50 years, the Company has been manufacturing a variety of innovative and environmentally friendly alternatives to traditional materials. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, infrastructure and agriculture applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 60 manufacturing plants and 30 distribution centers. To learn more about ADS, please visit the Company’s website at www.adspipe.com.
Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including the adverse impact on the U.S. and global economy of the COVID-19 global pandemic, and the impact of COVID-19 in the near, medium and long-term on our business, results of operations, financial position, liquidity or cash flows, and other limitation factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials, and our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions and similar transactions, including Infiltrator Water Technologies; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets, including risks associated with new markets and products associated with our recent acquisition of Infiltrator Water Technologies; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; fluctuations in our effective tax rate, including from the Tax Cuts and Jobs Act of 2017; our ability to meet future capital requirements and fund our liquidity needs; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Mike.Higgins@ads-pipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands, except per share data)	2021	2020	2021	2020
Net sales	$715,357	$486,145	$2,091,128	$1,538,971
Cost of goods sold	506,380	317,640	1,480,973	976,106
Gross profit	208,977	168,505	610,155	562,865
Operating expenses:
Selling, general and administrative	80,059	66,606	230,231	194,083
Loss on disposal of assets and costs from exit and disposal activities	3,466	980	2,554	3,254
Intangible amortization	15,138	17,956	46,229	53,893
Income from operations	110,314	82,963	331,141	311,635
Other expense:
Interest expense	8,756	8,433	25,100	27,763
Derivative gains and other income, net	(979)	(165)	(2,791)	(883)
Income before income taxes	102,537	74,695	308,832	284,755
Income tax expense	28,792	20,264	82,063	79,291
Equity in net (income) loss of unconsolidated affiliates	(717)	390	(1,128)	150
Net income	74,462	54,041	227,897	205,314
Less: net income attributable to noncontrolling interest	784	267	2,873	838
Net income attributable to ADS	73,678	53,774	225,024	204,476
Dividends to participating securities	(1,357)	(1,288)	(4,633)	(3,985)
Net income available to common stockholders and participating securities	72,321	52,486	220,391	200,491
Undistributed income allocated to participating securities	(9,457)	(7,798)	(30,870)	(31,699)
Net income available to common stockholders	$62,864	$44,688	$189,521	$168,792

Weighted average common shares outstanding:
Basic	71,267	70,450	71,087	69,893
Diluted	72,789	71,586	72,752	70,853
Net income per share:
Basic	$0.88	$0.63	$2.67	$2.42
Diluted	$0.86	$0.62	$2.61	$2.38
Cash dividends declared per share	$0.11	$0.09	$0.33	$0.27

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	December 31, 2021	March 31, 2021
ASSETS
Current assets:
Cash	$22,173	$195,009
Receivables, net	303,140	236,191
Inventories	465,518	300,961
Other current assets	16,188	10,817
Total current assets	807,019	742,978
Property, plant and equipment, net	590,949	504,275
Other assets:
Goodwill	611,578	599,072
Intangible assets, net	447,411	482,016
Other assets	98,802	85,491
Total assets	$2,555,759	$2,413,832
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$20,764	$7,000
Current maturities of finance lease obligations	5,167	19,318
Accounts payable	195,471	171,098
Other accrued liabilities	140,578	116,151
Accrued income taxes	2,104	4,703
Total current liabilities	364,084	318,270
Long-term debt obligations, net	931,765	782,220
Long-term finance lease obligations	13,354	32,964
Deferred tax liabilities	172,143	162,185
Other liabilities	53,903	54,767
Total liabilities	1,535,249	1,350,406
Mezzanine equity:
Redeemable convertible preferred stock	210,888	240,944
Deferred compensation — unearned ESOP shares	(5,146)	(11,033)
Total mezzanine equity	205,742	229,911
Stockholders’ equity:
Common stock	11,601	11,578
Paid-in capital	1,008,610	918,587
Common stock in treasury, at cost	(316,049)	(10,959)
Accumulated other comprehensive loss	(26,681)	(24,220)
Retained deficit	121,918	(75,202)
Total ADS stockholders’ equity	799,399	819,784
Noncontrolling interest in subsidiaries	15,369	13,731
Total stockholders’ equity	814,768	833,515
Total liabilities, mezzanine equity and stockholders’ equity	$2,555,759	$2,413,832

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended December 31,
(Amounts in thousands)	2021	2020
Cash Flow from Operating Activities
Net income	$227,897	$205,314
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103,687	107,321
Deferred income taxes	6,243	(8,032)
Gain on disposal of assets and costs from exit and disposal activities	2,554	3,254
ESOP and stock-based compensation	61,900	45,413
Amortization of deferred financing charges	286	293
Fair market value adjustments to derivatives	118	(2,537)
Equity in net income of unconsolidated affiliates	(1,128)	150
Other operating activities	(9,898)	6,162
Changes in working capital:
Receivables	(59,821)	12,502
Inventories	(161,878)	46,809
Prepaid expenses and other current assets	(5,199)	(2,288)
Accounts payable, accrued expenses, and other liabilities	29,086	34,415
Net cash provided by operating activities	193,847	448,776
Cash Flows from Investing Activities
Capital expenditures	(100,367)	(57,675)
Acquisition, net of cash acquired	(49,210)	—
Other investing activities	(463)	516
Net cash used in investing activities	(150,040)	(57,159)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(5,250)	(205,250)
Proceeds from Revolving Credit Agreement	258,100	—
Payments on Revolving Credit Agreement	(124,600)	(100,000)
Proceeds from Equipment Financing	35,963	—
Payments on Equipment Financing	(1,177)	—
Payments on finance lease obligations	(49,365)	(15,859)
Repurchase of common stock	(292,000)	—
Cash dividends paid	(27,826)	(24,507)
Dividends paid to noncontrolling interest holder	(1,471)	—
Proceeds from exercise of stock options	4,274	3,989
Payment of withholding taxes on vesting of restricted stock units	(13,055)	—
Other financing activities	(167)	(1,489)
Net cash used in financing activities	(216,574)	(343,116)
Effect of exchange rate changes on cash	(69)	1,262
Net change in cash	(172,836)	49,763
Cash at beginning of period	195,009	174,233
Cash at end of period	$22,173	$223,996

Selected Financial Data
The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	December 31, 2021			December 31, 2020
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$400,027	$(3,332)	$396,695	$254,209	$(1,311)	$252,898
Infiltrator Water Technologies	148,677	(26,314)	122,363	98,409	(17,188)	81,221
International
International - Pipe	41,156	(5,700)	35,456	33,729	(2,970)	30,759
International - Allied Products & Other	14,687	—	14,687	11,648	—	11,648
Total International	55,843	(5,700)	50,143	45,377	(2,970)	42,407
Allied Products & Other	147,476	(1,320)	146,156	109,619	—	109,619
Intersegment Eliminations	(36,666)	36,666	—	(21,469)	21,469	—
Total Consolidated	$715,357	$—	$715,357	$486,145	$—	$486,145

	Nine Months Ended
	December 31, 2021			December 31, 2020
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$1,158,558	$(7,903)	$1,150,655	$819,994	$(4,793)	$815,201
Infiltrator Water Technologies	421,330	(67,763)	353,567	306,548	(53,948)	252,600
International
International - Pipe	142,135	(13,784)	128,351	96,271	(3,866)	92,405
International - Allied Products & Other	42,648	—	42,648	34,233	—	34,233
Total International	184,783	(13,784)	170,999	130,504	(3,866)	126,638
Allied Products & Other	420,231	(4,324)	415,907	344,532	—	344,532
Intersegment Eliminations	(93,774)	93,774	—	(62,607)	62,607	—
Total Consolidated	$2,091,128	$—	$2,091,128	$1,538,971	$—	$1,538,971
Employee Stock Ownership Plan ("ESOP")
The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares ("preferred shares"). All preferred shares will be converted to common shares within thirty days following the March 31, 2022 ESOP loan repayment; and the remaining shares of unallocated preferred stock will be allocated to the participants of the ESOP. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.
For additional information on the Company's ESOP, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2021, and other reports filed by the Company with the SEC. Additional information related to this transaction will be included in a Current Report on Form 8-K, which the Company intends to file with the SEC after market-close today.
Net Income (Loss)
The impact of the ESOP on net (loss) income includes the ESOP deferred compensation attributable to the preferred shares allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
	(In thousands)
Net income attributable to ADS	$73,678	$53,774	$225,024	$204,476
ESOP deferred stock-based compensation	17,221	13,513	43,389	29,506

Common shares outstanding
The conversion of the preferred shares will increase the number of common shares outstanding. Preferred shares will convert to common shares at plan maturity, or upon retirement, disability, death or vested terminations over the life of the plan.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
	(Shares in millions)
Weighted average common shares outstanding	71,267	70,450	71,087	69,893
Conversion of redeemable convertible shares	12,988	15,760	13,952	16,213
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to organic results, Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.
Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Segment Adjusted Gross Profit to Gross profit

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands)	2021	2020	2021	2020
Segment adjusted gross profit
Pipe	$92,066	$78,651	$258,681	$269,746
Infiltrator Water Technologies	60,546	48,518	178,795	149,551
International	13,240	12,986	49,695	38,976
Allied Products & Other	72,785	55,158	204,063	176,006
Intersegment Eliminations	(44)	(932)	1,421	(918)
Total Segment Adjusted Gross Profit	238,593	194,381	692,655	633,361
Depreciation and amortization	18,042	16,432	52,824	49,318
ESOP and stock-based compensation expense	11,574	9,444	29,676	20,981
COVID-19 related expenses	—	—	—	197
Total Gross Profit	$208,977	$168,505	$610,155	$562,865
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands)	2021	2020	2021	2020
Net income	$74,462	$54,041	$227,897	$205,314
Depreciation and amortization	34,837	35,762	103,687	107,321
Interest expense	8,756	8,433	25,100	27,763
Income tax expense	28,792	20,264	82,063	79,291
EBITDA	146,847	118,500	438,747	419,689
Loss on disposal of assets and costs from exit and disposal activities	3,466	980	2,554	3,254
ESOP and stock-based compensation expense	23,463	18,325	61,900	45,413
Transaction costs	2,145	54	3,022	1,428
Strategic growth and operational improvement initiatives	—	573	—	2,689
COVID-19 related expenses (a)	—	—	—	806
Other adjustments(b)	234	431	1,318	(872)
Adjusted EBITDA	$176,155	$138,863	$507,541	$472,407
(a)Includes expenses directly related to our response to the COVID-19 pandemic, including adjustments to our pandemic pay program and expenses associated with our 3rd party crisis management vendor.
(b)Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense.
Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Nine Months Ended December 31,
(Amounts in thousands)	2021	2020
Net cash flow from operating activities	$193,847	$448,776
Capital expenditures	(100,367)	(57,675)
Free cash flow	$93,480	$391,101